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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           PRISON REALTY TRUST, INC.
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                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

         On June 30, 2000, Prison Realty Trust, Inc. ("Prison Realty") announced a proposed restructuring of Prison Realty and Corrections Corporation of America, or CCA, its primary tenant (the "Restructuring"). Under the terms of the proposed Restructuring, Prison Realty will, among other things: (i) merge with CCA for non-cash consideration on or before September 15, 2000; (ii) elect to be taxed as a subchapter C corporation, rather than as a REIT, for federal income tax purposes commencing with its 2000 taxable year; and (iii) select new senior management for Prison Realty through the appointment of a new chief executive officer and chief financial officer. Prison Realty has also previously announced and made disclosure concerning outstanding stockholder litigation against Prison Realty and certain of its current and former directors and executive officers. These purported class action and derivative lawsuits were brought as the result of, among other things, (i) agreements entered into by Prison Realty and CCA in May 1999 to increase payments made by Prison Realty to CCA under the terms of certain agreements and (ii) previously announced transactions relating to the restructuring of Prison Realty and CCA led by the Fortress/Blackstone investment group and Pacific Life Insurance Company.

         In connection with this litigation, on Wednesday, August
23, 2000, Prison Realty entered into a memorandum of understanding regarding the settlement of all outstanding stockholder litigation against Prison Realty (the "Memorandum of Understanding"). The Memorandum of Understanding, which is subject to the execution of a definitive stipulation of settlement by the parties, subsequent court approval and other customary conditions, provides for the "global" settlement of the litigation and the payment of cash (payable solely from proceeds under certain insurance policies) and the issuance of Prison Realty common stock by Prison Realty to the plaintiffs in such actions.

         The text of the press release containing the announcement of the proposed settlement of the stockholder litigation and the parties' execution of the Memorandum of Understanding is included herewith. The press release may be deemed to be solicitation material with respect to the proposed Restructuring.

         Prison Realty and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the Restructuring. These directors and executive officers include: William F. Andrews, Thomas W. Beasley, C. Ray Bell, Jean-Pierre Cuny, Ted Feldman, John D. Ferguson, Joseph V. Russell, Charles W. Thomas, Ph.D., J. Michael Quinlan, and Vida H. Carroll. As of August 24, 2000, Thomas W. Beasley is deemed to beneficially own 2,490,626 shares of Prison Realty common stock, or approximately 2.1% of Prison Realty's issued and outstanding common stock. The remaining directors and executive officers of Prison Realty beneficially own in the aggregate less than 1% of the common stock of Prison Realty.


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  Prison Realty has filed definitive proxy materials with the U.S. Securities and Exchange Commission (the "Commission") with respect to the Restructuring, and commenced delivery of such materials to Prison Realty's stockholders on or about July 31, 2000. Prison Realty stockholders and other investors are urged to read these proxy materials, as they contain important information. The proxy materials are available for free from the Commission's web site at www.sec.gov and from Prison Realty.

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                                                                    NEWS RELEASE

Contact: Alex Singal (615) 263-3005

           PRISON REALTY TRUST ENTERS INTO MEMORANDUM OF UNDERSTANDING
               WITH RESPECT TO OUTSTANDING STOCKHOLDER LITIGATION

         NASHVILLE, Tenn. - (August 24, 2000) - Prison Realty Trust, Inc. (NYSE:
PZN) announced today that it has entered into a memorandum of understanding regarding the settlement of all outstanding stockholder litigation against Prison Realty and certain of its existing and former directors and executive officers. The memorandum of understanding, which is subject to the execution of a definitive stipulation of settlement by the parties, subsequent court approval and other customary conditions, provides for the "global" settlement of a series of purported class action and derivative lawsuits brought against Prison Realty by current and former stockholders of the company and its predecessors, the old Corrections Corporation of America and CCA Prison Realty Trust. These lawsuits were brought as the result of, among other things, agreements entered into by Prison Realty and its primary tenant, Corrections Corporation of America ("CCA"), in May 1999 to increase payments made by Prison Realty to CCA under the terms of certain agreements and previously announced transactions relating to the restructuring of Prison Realty and CCA led by the Fortress/Blackstone investment group and Pacific Life Insurance Company.

         "We are very pleased with the outcome of the negotiations with the plaintiffs in this matter," said William F. Andrews, chairman of the board of Prison Realty. "We believe the proposed settlement is in the best interest of Prison Realty and its stockholders, as it frees Prison Realty from the burden of significant litigation and allows the company to refocus its attention on its business and restoring its credibility. Additionally, any significant judgment against the company resulting from this litigation or a settlement for cash to be paid by the company would have resulted in a default under the terms of our credit facility."

         The memorandum of understanding provides that Prison Realty will pay or issue the plaintiffs:

         - approximately $48 million in cash payable solely from the proceeds under Prison Realty's and CCA's insurance policies; and

         - approximately $72.4 million in shares of Prison Realty common stock (or 16,550,000 shares at an agreed value of $4.375 per share).

         The shares of common stock to be issued by Prison Realty in accordance with the agreement will be subject to a stock price guarantee of $4.375 per share, which will require Prison Realty to pay or issue, at its option, cash or additional shares of common stock to the plaintiffs if the trading price of Prison Realty common stock does not reach $4.375 per share for a specified number of trading days during the period from the completion of the settlement through August 31, 2001. In addition, shares issued in the settlement are subject to certain anti-dilution adjustments if Prison Realty undertakes certain transactions (generally, raising equity capital in excess of $110.0 million at less than the stock price guarantee) during the period from August 31, 2001 through December 31, 2001.


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         In addition to the payments of amounts specified above, Prison Realty and the plaintiffs have agreed to certain other matters in connection with the memorandum of understanding, including:

         - restrictions on the form and amount of payments that may be made by Prison Realty to certain affiliates of Prison Realty and CCA and certain third parties in connection with the proposed restructuring of the companies;

         - restrictions on Prison Realty's ability to reprice stock options previously issued to directors or executive officers of the company for a period of 24 months; and

         - the requirement that each committee of the Prison Realty board of directors consist of a majority of directors which were not directors of Prison Realty or its affiliates as of December 1, 1999.

         Prison Realty expects to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission with respect to the settlement of the stockholder litigation which will include the full text of the memorandum of understanding among the parties.

ABOUT THE COMPANIES

         Prison Realty's business is the development and ownership of correctional and detention facilities. Headquartered in Nashville, Tennessee, Prison Realty provides financing, design, construction and renovation of new and existing jails and prisons that it leases to both private and governmental managers. Prison Realty currently owns or is in the process of developing 50 correctional and detention facilities in 17 states, the District of Columbia, and the United Kingdom.

         The companies operating under the "Corrections Corporation of America" name provide detention and corrections services to governmental agencies. The companies are the industry leader in private sector corrections with approximately 70,000 beds in 77 facilities under contract or under development in the United States, Puerto Rico, Australia, and the United Kingdom. The companies' full range of services includes design, construction, renovation and management of new or existing jails and prisons, as well as long distance inmate transportation services.

         Prison Realty has previously announced a proposed restructuring, pursuant to which, among other things, Prison Realty will merge with CCA and elect to be taxed as a subchapter C corporation commencing with its 2000 taxable year. Prison Realty is seeking stockholder approval of the restructuring at a Special Meeting scheduled for September 12, 2000. Pending stockholder approval, the companies intend to complete the restructuring on or before September 15, 2000. Prison Realty has filed definitive proxy materials with respect to the restructuring with the U.S. Securities and Exchange Commission and has commenced delivery of such materials to its stockholders. Stockholders are urged to read these materials carefully as they include important information with respect to the companies and the proposed restructuring.


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FORWARD-LOOKING STATEMENTS

         This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding changes related to Prison Realty's operation so as to be taxed as a subchapter C corporation rather than as a REIT commencing with its 2000 taxable year, merger plans between Prison Realty and CCA, and the integration of Prison Realty's and CCA's operations and businesses. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Other factors that could cause operating and financial results to differ are described in Prison Realty's filings with the U.S. Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the Commission. Prison Realty does not undertake any obligation to publicly release the result of any revisions to forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.